Company contact: Tony Tomich 818 / 673-3996

FOR IMMEDIATE RELEASE	April 20, 2005

21st CENTURY INSURANCE GROUP REPORTS FIRST QUARTER RESULTS AS EXPANSION OUTSIDE CALIFORNIA CONTRIBUTES TO REVENUE GROWTH

(WOODLAND HILLS, CA) - 21st Century Insurance Group (NYSE: TW) today reported net income of $19.4 million ($0.23 per share) for the first quarter of 2005, compared to $19.8 million ($0.23 per share) for the same period in 2004. The 2004 results include net realized capital gains of $7.6 million, compared to a net realized capital loss of $0.5 million for the same period in 2005.

The GAAP combined ratio was 95.9% in the first quarter of 2005, compared to 96.6% for the same period in 2004.

Direct premiums written increased 3.4% to $352.1 million in the first quarter of 2005, compared to $340.6 million for the same period in 2004. Substantially all of the growth in direct premiums written was generated outside of California. California direct premiums written increased by 0.5% to $332.6 million, compared to $331.0 million for the same period in 2004. Non-California direct premiums written increased by 103% to $19.5 million, compared to $9.6 million for the same period in 2004.

"Expansion outside of California is a long-term strategy of 21st. With our entry into the Midwest in Q1, 2004 and Texas in Q1, 2005, we have increased the size of the market we operate in from $28 billion to $53 billion," said Bruce Marlow, President and Chief Executive Officer of 21st Century Insurance. "From December 2004 to March 2005, non-California vehicles-in-force increased by over 32% to approximately 86,000. Non-California vehicles-in-force, as a percentage of total vehicles-in-force, increased from 4.3% to 5.5% in that same time period."

"Consumers in our core California market have been remarkably quiet. The primary provocation for consumer shopping is a rate increase from their current carrier and there have been no significant rate increases by a top ten company in California since 2003," said Mr. Marlow. "Q3, 2004 rate decreases by AAA and State Farm in California, which represent 23% of the market, along with substantially increased advertising spend by ourselves and several competitors in Q1, 2005 have not appeared to generate much consumer interest."

"In Q1, 2005, we experienced a higher than normal level of expenses reflecting start-up marketing costs in new markets, California marketing costs noted above, plus non-capitalizable implementation costs of our customer service technology platform. Conversion of California policyholders to this real-time, state of the art system has begun and is expected to be completed by year-end. This system will be a source of cost savings and improved customer service in the years ahead," added Mr. Marlow.

Stockholders' equity at March 31, 2005 decreased 0.1% to $773.4 million, compared to $774.4 million at December 31, 2004. Book value per share at March 31, 2005 declined 0.3% to $9.03 per share from $9.06 per share at December 31, 2004. These changes resulted from a 0.7% decline in the fair market value of our investment grade bond portfolio as a result of changes in market interest rates.

Statutory surplus increased 0.4% to $617.3 million at March 31, 2005 from $614.9 million at December, 2004. The net premiums written to statutory surplus ratio was unchanged at 2.2 for March 31, 2005, compared to December 31, 2004.

21st Century Insurance: Good people to call

Founded in 1958, 21st Century Insurance Group is a direct-to-consumer provider of personal auto insurance. With $1.3 billion of revenue in 2004, the Company insures over 1.5 million vehicles in California, Texas, Illinois and six other states. 21st provides superior policy features and 24/7 customer service at a competitive price. Customers can purchase insurance, service their policy or report a claim over the phone, in English or Spanish, at any time with our licensed insurance professionals at 1-800-211-SAVE or through the Company's full-service bilingual Web site at 21st.com. 21st Century Insurance Company, 21st Century Casualty Company and 21st Century Insurance Company of the Southwest are rated A+ by A.M. Best and Fitch Ratings. 21st Century Insurance Company and 21st Century Casualty Company are rated A+ by Standard & Poor's.

21st Century Insurance Group is traded on the New York Stock Exchange under the trading symbol TW and is headquartered at 21st Century Plaza, 6301 Owensmouth Avenue, Woodland Hills, CA 91367.

Cautionary Statement:
Statements contained herein and within other publicly available documents may include, and the Company's officers and representatives may from time to time make statements which may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead represent only the Company's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control. These statements may address, among other things, the Company's strategy for growth, underwriting results, expected combined ratio and growth of written premiums, product development, computer systems, regulatory approvals, market position, financial results, dividend policy and reserves. It is possible that the Company's actual results, actions and financial condition may differ, possibly materially, from the anticipated results, actions and financial condition indicated in these forward-looking statements. Important factors that could cause the Company's actual results and actions to differ, possibly materially, from those in the specific forward-looking statements include the effects of competition and competitors' pricing actions; adverse underwriting and claims experience, including as a result of revived earthquake claims under SB 1899; customer service problems; the impact on Company operations of natural disasters, principally earthquake, or civil disturbance, due to the concentration of Company facilities and employees in Woodland Hills, California; information systems problems, including failures to implement information technology projects on time and within budget; internal control failures; adverse developments in financial markets or interest rates; results of legislative, regulatory or legal actions, including the inability to obtain regulatory approval for rate increases and product changes and possible adverse actions by state regulators in market conduct examinations; and the Company's ability to service its debt, including its ability to receive dividends and/or sufficient payments from its subsidiaries to service its obligations. The Company is not under any obligation to (and expressly disclaims any such obligations to) update or alter any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. Additional financial information is available on the Company's website at www.21st.com (which shall not be deemed to be incorporated in or a part of this release) or by request to the Investor Relations Department.

Disclosure of Non-GAAP Measures:
The Company may have included financial measures and other information in this document that may not be presented in accordance with Accounting Principles Generally Accepted in the United States of America ("GAAP"). Management believes these financial measures and other information may enhance investors' understanding of the Company's operations or enhance their understanding of the industry, in general. However, these financial measures and other information are not intended to replace, and should be read in conjunction with, the GAAP financial results. When possible, the Company has made efforts to reconcile these financial measures and other information to the most directly comparable GAAP financial measures available.

Premiums Written represent the premiums charged on policies issued during a fiscal period. Premiums Earned, the most directly comparable GAAP measure, represents the portion of premiums written that is recognized as income in the financial statements for the periods presented and earned on a pro-rata basis over the term of the policies. Premiums Written are meant as supplemental information and are not intended to replace Premiums Earned. Statutory Surplus represents equity as of the end of a fiscal period for the Company's insurance entities, determined in accordance with Statutory Accounting Principles ("SAP"), as prescribed by insurance regulatory authorities. Stockholders' Equity is the most directly comparable GAAP measure. Statutory Surplus is presented as supplemental information and is not intended to replace Stockholders' Equity.

These non-GAAP, financial measures should be read in conjunction with the GAAP financial results. The Company has reconciled these financial measures with the most directly comparable GAAP financial measures in supplemental schedules.

© 2005 by 21st Century Insurance Group. All rights reserved

Exhibit A

21st Century Insurance Group and Subsidiaries
Condensed Operating Results - All Lines
(amounts in thousands, except share data)
(Unaudited)

	QTD March 31,

	2005	2004
Total All Lines
Direct premiums written	$352,117	$340,648
Net premiums written	$350,940	$339,459
Net premiums earned	$336,364	$318,220

Loss and loss adjustment expenses	251,031	247,514
Underwriting expenses	71,681	60,090
Underwriting profit	13,652	10,616

Net investment income	17,037	13,146
Realized investment (losses) gains	(460)	7,646
Interest and fees expense	(2,057)	(2,226)
Income before provision for income taxes	28,172	29,182

Provision for income taxes	(8,735)	(9,357)
Net income	$19,437	$19,825

Net income per common share - basic & diluted	$0.23	$0.23

Loss and loss adjustment expense ratio	74.6%	77.7%
Underwriting expense ratio	21.3%	18.9%
Combined ratio	95.9%	96.6%

Reconciliation of direct premiums written to net premiums earned
Direct premiums written	$352,117	$340,648
Ceded premiums written	(1,177)	(1,189)
Net premiums written	350,940	339,459
Net change in unearned premiums	(14,576)	(21,239)
Net premiums earned	$336,364	$318,220

Exhibit B

21st Century Insurance Group and Subsidiaries
Condensed Operating Results - Personal Auto
(amounts in thousands, except share data)
(Unaudited)

	QTD March 31,

	2005	2004
Personal Auto Lines
Direct premiums written	$352,117	$340,592
Net premiums written	$350,940	$339,404
Net premiums earned	$336,361	$318,165

Losses and loss adjustment expenses	250,856	247,239
Underwriting expenses	71,681	60,090
Underwriting profit	$13,824	$10,836

Loss and loss adjustment expense ratio	74.6%	77.7%
Underwriting expense ratio	21.3%	18.9%
Combined ratio	95.9%	96.6%

Reconciliation of personal auto lines underwriting profit to consolidated net income
Personal auto lines underwriting profit	$13,824	$10,836
Underwriting loss on homeowner and earthquake lines in runoff	(172)	(220)
Net investment income	17,037	13,146
Realized investment (losses) gains	(460)	7,646
Interest and fees expense	(2,057)	(2,226)
Provision for income taxes	(8,735)	(9,357)
Net income	$19,437	$19,825

Reconciliation of direct premiums written to net premiums earned
Direct premiums written	$352,117	$340,592
Ceded premiums written	(1,177)	(1,188)
Net premiums written	350,940	339,404
Net change in unearned premiums	(14,579)	(21,239)
Net premiums earned	$336,361	$318,165

Exhibit C

21st Century Insurance Group and Subsidiaries
Selected Other Information - All Lines
(amounts in thousands, except share data)
(Unaudited)

	As of	As of
	March 31,	December 31,
Balance Sheet Data	2005	2004
Total investments	$1,373,325	$1,384,215
Total assets	$1,877,758	$1,864,314
Net unrealized (loss) gain	$(3,930)	$14,412
Stockholders' equity	$773,393	$774,401
Number of common shares outstanding	85,599,941	85,489,061
Book value per share	$9.03	$9.06

Additional Information
Statutory surplus	$617,319	$614,893
Net premiums written to statutory surplus ratio	2.2	2.2

California vehicles in force	1,466	1,461
Non-California vehicles in force	86	65
Total vehicles in force	1,552	1,526

Auto renewal ratio	92%	92%

Reconciliation of stockholders' equity to statutory surplus
Stockholders' equity - GAAP	$773,393	$774,401
Condensed adjustments to reconcile GAAP equity to statutory surplus:
Equity in non-insurance subsidiaries	12,450	8,082
Net difference due to capital lease obligation	3,029	2,961
Difference in net unrealized loss (gain) on investments	3,929	(21,709)
Deferred policy acquisition costs	(67,395)	(58,759)
Difference in net deferred tax assets	42,031	50,712
Assets nonadmitted for statutory purposes	(150,118)	(140,795)
Statutory surplus	$617,319	$614,893

Exhibit D

21st Century Insurance Group and Subsidiaries
Condensed Consolidated Statement of Cash Flows - All Lines
(amounts in thousands)
(Unaudited)

	QTD March 31,

Operating activities	2005	2004
Direct premiums collected	$346,587	$332,496
Investment income collected	19,577	15,104
Ceded losses and LAE collected	1,833	2,062
Ceded premiums paid	(326)	(505)
Direct losses and LAE paid	(254,409)	(237,826)
Underwriting expenses paid	(66,487)	(51,691)
Income taxes paid	(6,784)	(1,277)
Interest paid	(547)	(787)
Net cash provided by operating activities	39,444	57,576
Investing activities
Investments available-for-sale
Purchases	(102,661)	(576,783)
Calls or maturities	10,775	11,597
Sales	71,735	515,988
Purchases of property and equipment	(7,629)	(8,082)
Net cash used in investing activities	(27,780)	(57,280)
Financing activities
Repayment of debt	(2,954)	(2,732)
Dividends paid (per share: $0.04 and $0.04)	(3,422)	(3,417)
Proceeds from the exercise of stock options	1,308	239
Net cash used in financing activities	(5,068)	(5,910)

Net increase (decrease) in cash and cash equivalents	6,596	(5,614)

Cash and cash equivalents, beginning of period	34,697	65,010
Cash and cash equivalents, end of period	$41,293	$59,396

Reconciliation of net income to net cash provided by operating activities:

Operating activities
Net income	$19,437	$19,825
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	6,602	5,232
Net amortization of investment premiums	2,371	1,173
Amortization of restricted stock grants	34	99
Provision for deferred income taxes	3,459	8,005
Realized losses (gains) on sale of investments	454	(7,638)
Changes in assets and liabilities:
Reinsurance balances	1,181	1,823
Federal income taxes	10,407	(556)
Other assets	(14,243)	(11,736)
Unpaid losses and loss adjustment expenses	(5,371)	8,985
Unearned premiums	14,579	21,237
Claims checks payable	1,277	(1,214)
Other liabilities	(743)	12,341
Net cash provided by operating activities	$39,444	$57,576